EXHIBIT 99.1

Solar Senior Capital Ltd. Acquires North Mill Capital; Further Diversifies and Expands Senior Secured Lending Investment Opportunities

NEW YORK, Oct. 24, 2017 (GLOBE NEWSWIRE) -- Solar Senior Capital Ltd. (NASDAQ:SUNS) ("Solar Senior" or the "Company") announces that it acquired 100% of the equity interests of North Mill Capital LLC ("North Mill" or “NMC”). North Mill is a leading asset-based lending commercial finance company that provides senior secured asset-backed financings to U.S. based small-to-medium-sized businesses primarily in the manufacturing, services, and distribution industries. Solar Senior invested approximately $51 million to effect the transaction.

The acquisition further diversifies and expands the Company’s senior secured direct lending investment channels and provides differentiated sources of growth. The addition of North Mill, with its infrastructure and experienced underwriting team, enhances Solar Senior's platform as a diversified specialty finance company focused on senior secured cash flow and asset-based lending. Solar Senior directly sources and underwrites senior secured cash flow loans to sponsor-owned upper middle market private companies, senior secured asset-backed loans to health care companies through Gemino Healthcare Finance, and now senior secured asset-backed loans to small-to-medium sized businesses in diversified industries through North Mill. Pro forma for the NMC acquisition, over 35% of SUNS’ investment strategy is expected to be generated from senior secured loans collateralized by current assets with the remainder from directly originated investments in senior secured cash flow loans.

North Mill was founded in 2010 by its senior management team, comprised of seasoned professionals who have worked together for more than 20 years across multiple organizations. Based in Princeton, New Jersey, NMC has underwritten more than $500 million of total credit facilities to approximately 150 borrowers since inception. As of September 30, 2017, the highly diversified portfolio is comprised of $121 million of senior secured funded floating rate loans across approximately 85 issuers, with an average funded exposure per borrower of approximately $1.4 million. NMC’s loans are collateralized on a first lien basis primarily by accounts receivable, along with inventory and/or other assets.

NMC is expected to distribute substantially all of its earnings to Solar Senior on a quarterly basis. Solar Senior anticipates its investment in NMC will generate a cash yield of approximately 11.0% and expects the acquisition to be immediately accretive to investment income in Q4 2017. Based on NMC’s existing portfolio, it is currently anticipated that the investment would generate investment income for Solar Senior in the range of $1.4 million to $1.5 million per quarter. Pro forma for the acquisition, Solar Senior's net leverage is expected to be approximately 0.5x debt-to-equity.

"We believe that North Mill offers a compelling opportunity to invest in an established business operating in a less competitive niche with a management team that has consistently delivered incredibly strong credit performance," said Michael Gross, Chairman and CEO of Solar Senior. "The addition of North Mill’s sourcing channel expands Solar Senior's ability to originate investments across multiple business lines in order to find attractive senior secured loans while also increasing the earnings power of Solar Senior’s portfolio."

"We believe this acquisition further positions us as a diversified specialty finance company, providing floating rate, senior secured cash flow and asset-based capital solutions to middle market companies. NMC, with its 100% collateralized loan portfolio across diversified industries, complements Solar Senior's healthcare asset-based lending business led by Gemino Healthcare Finance," said Bruce Spohler, Chief Operating Officer of Solar Senior. "We believe NMC’s business is scalable and provides the Company with access to another differentiated middle market corporate credit platform which operates in a less competitive market focused on senior secured, collateral-based lending. NMC offers attractive risk-adjusted returns and has a low correlation to the broader non-investment grade credit markets."

"We at North Mill are excited to partner with Solar Senior Capital and the growth opportunities it provides the NMC platform," said Jeff Goldrich, President and Chief Executive Officer of NMC. "Solar Senior's stable, long-term funding will enhance North Mill's ability to provide innovative financing solutions to our clients."

ABOUT SOLAR SENIOR CAPITAL LTD.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

ABOUT NORTH MILL CAPITAL LLC

North Mill Capital is a leading asset based lending company with full service offices in Princeton, New Jersey and Minneapolis, Minnesota. NMC provides asset-based loans to businesses with borrowing needs up to $30 million and finances manufacturers, service companies, and distributors nationwide. NMC was founded by its management group in 2010 after having successfully built another commercial finance company which was started in 1995.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute "forward-looking statements," which relate to future events or the future performance or financial condition of Solar Senior and NMC. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Solar Senior and NMC operate in a very competitive and rapidly changing environment, in which new risks emerge from time to time. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: (i) NMC's ability to maintain its historical financial performance, (ii) departures of key members of the NMC's management team following closing, and (iii) material adverse changes to the portfolio of assets held by NMC as of or following the closing. For a more detailed discussion of factors related to Solar Senior's business, see the information under the captions "Risk Factors" in Solar Senior's most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Solar Senior undertakes no duty to update any forward-looking statements made herein, unless required to do so by law.

Contact:
Investor Relations
(646) 308-8770

Contact:
Investor Relations
(646) 308-8770